December 5, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES CHAIRMAN EMERITUS THOMAS A. JAMES INFORMS
COMPANY THAT HE WILL NOT STAND FOR RE-ELECTION

ST. PETERSBURG, Fla. - Raymond James Financial (NYSE: RJF) Chairman Emeritus Thomas A. James informed the company that after serving 48 years as a director, including 40 as CEO, he will not stand for re-election and will retire as a director at the end of the annual shareholders meeting scheduled to be held on February 22, 2024.

“At age 81, it is time for me to reduce my time with firm responsibilities and spend more time with my wife, Mary, outside of business. We have an excellent board and management team, and I am proud of their accomplishments,” said Mr. James. “I will maintain an office and continue in several advisory roles both business and charitable, working part-time at the firm.”

“Raymond James will continue to apply the management principles Tom exercised as CEO and taught innumerable levels of past and current leadership from his first day as CEO in 1970 to today,” Reilly said. “We are grateful that he will remain as our Chairman Emeritus and will still be active and visible in our offices. Our leadership team and I will continue to value his mentorship and advice as we continue to nurture the client-first culture he so thoughtfully and deliberately established, and build on the firm’s growth and success.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.24 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.